Exhibit 23.3

Consent of Independent Certified Public Accountants

We have issued our report dated June 23, 2015 with respect to the financial statements of Robert Bowden, Inc. as of and for the year ended December 31, 2014 attached as Exhibit 99.1 in this Registration Statement. We consent to the inclusion of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Atlanta, Georgia

May 16, 2016